Exhibit  4.4

                      CERTIFICATE OF DESIGNATION OF SERIES
                         AND DETERMINATION OF RIGHTS AND
                       PREFERENCES OF SERIES A CONVERTIBLE
                  PREFERRED STOCK OF INTEGRATED BIOPHARMA, INC.

         Integrated BioPharma, Inc., a Delaware corporation (the "Company"), acting pursuant to ss. 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series A.

         FIRST:  The name of the Company is Integrated BioPharma, Inc.

         SECOND: By unanimous consent of the Board of Directors of the Company dated June 25, 2003, the following resolutions were duly adopted:

         WHEREAS the Restated Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") authorizes Preferred Stock consisting of 1,000,000 shares, par value $0.002 per share, issuable from time to time in one or more series; and

         WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article Fifth of the Company's Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

         WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

         NOW, THEREFORE, BE IT RESOLVED that pursuant to Article Fifth of the Certificate of Incorporation there is hereby established a new series of 20,000 shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article Fifth as follows:

         1. Designation and Number of Shares. The series will be known as the "Series A Preferred Stock" and will be a series consisting of 20,000 shares of the authorized but unissued preferred stock of the Company.

         2. Dividends. On each of July 1, 2004, July 1, 2005, and July 1, 2006, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, in preference to the payment of dividends to any holders of Common Stock, a dividend, payable in cash or in kind at the option of the Company, equal to $40 per share of Series A Preferred Stock, when and as declared by the Board of Directors of the Company. After June 30, 2006, dividends will no longer accrue.

         3. Liquidation Preference.

                  (a) Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock of the Company, an amount equal to (A) $1,000 per share of Series A Preferred Stock held by such holder, plus (B) a further amount equal to any dividends declared or accrued but unpaid on such shares. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the holders of the Series A Preferred Stock in proportion to the relative aggregate liquidation preferences of the preferred stock so held. All amounts per share set forth in this subparagraph 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

                  (b) Noncash Distributions. If any of the assets of the Company are to be distributed other than in cash under this paragraph 3 or for any purpose, then the Board of Directors of the Company shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of preferred stock or Common Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of preferred stock or Common Stock of the appraiser's valuation.

                  (c) Consolidation or Merger. A consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 3. The provisions of this subparagraph 3(c) shall not apply to any consolidation or merger following which the holders of a majority or more of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were stockholders of the Company immediately prior to such consolidation or merger.

         4. Voting Rights.

                  (a) General Voting Rights. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company and, except as provided in paragraph 4(b) below with respect to the election of directors by the separate class vote of the holders of Series A Preferred Stock, shall vote with holders of the Common Stock upon all other matters submitted to a vote of stockholders, except those matters required to be submitted to a class or series vote pursuant to paragraph 6 or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of preferred stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

                  (b) Voting for the Election of Directors. As long as at least 10,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock (voting as a separate class) shall be entitled to elect one (1) director of the Company at any election of directors.

5. Conversion. The Series A Preferred Stock shall be convertible into Common Stock, as follows:

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Company at any time after the date of issuance of such share through June 30, 2006. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing $1,000 by the conversion price per share in effect at the time of conversion. The conversion price per share of Series A Preferred Stock ("Conversion Price") shall be (x) $8 through June 30, 2004, (y) $12 from July 1, 2004 through June 30, 2005, and
  (z) $16 from and after July 1, 2005. The Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately prior to the closing of (i) a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering a firm commitment underwritten offering of the Company's Common Stock with aggregate gross proceeds to the Company, at the public offering price, of at least $5 million, and a price per share not less than the then effective Conversion Price (a "Qualified Offering"); or
  (ii) upon the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock to convert all of the outstanding shares of Series A Preferred Stock into Common Stock of the Company. A Qualified Offering and a shareholder vote described in subparagraph (ii) are hereinafter referred to as "Automatic Conversion Events".

                  (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in paragraph 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  In the event of an Automatic Conversion Event pursuant to paragraph 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company as provided above, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to and shall be contingent upon the Automatic Conversion Event, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price in effect at the time of conversion.

                  (e) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i) If the Company shall issue any Common Stock or other securities of the Company convertible into or exchangeable for Common Stock (other than "Excluded Stock," as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which such events are covered by subparagraphs 5(e)(iii), (iv), and (v)), for a consideration per share less than the Conversion Price for the Series A Preferred Stock as in effect immediately prior to the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock), then the Conversion Price for such series shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

                                    (A) an amount equal to the sum of: (x) the
total number of shares of
         Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph
         (i)) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance plus (y) the consideration received by the Company upon such issuance, by

                                    (B) the total number of shares of Common
Stock outstanding (including any
         shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph (i)) immediately after the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock).



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         For purposes of making any such calculation pursuant to this subparagraph (i), the shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock, together with any other shares of Common Stock deemed issued and outstanding pursuant to subdivision (3) of this subparagraph (i), shall be deemed issued and outstanding at all times. For the purposes of this subparagraph (i), the following provisions shall also be applicable:

                                    (1) In the case of the issuance of Common
                  Stock for cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Company in connection with the issuance and sale thereof.

                                    (2) In the case of the issuance of Common
                  Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Company.

                                    (3) In the case of the issuance of (i)
                  options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                            a. the aggregate maximum number of
         shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                            b. the aggregate maximum number of
         shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                            c. the aggregate maximum number of
         shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued;

                                            d. on any change in the number of
         shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from any antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                            e. on the expiration of any such
         options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case maybe.

                           (ii) "Excluded Stock" shall mean:

                        (A) the Series A Preferred Stock;

                                    (B) all shares of Common Stock into which
        shares of the Series A Preferred Stock are convertible;

                                    (C) securities issued pursuant to the
        acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity;

                                    (D) securities issued in connection with any
        borrowing, direct or indirect, from financial institutions or other persons by the Company, including any type of loan or payment evidenced by any type of debt instrument;

                                    (E) securities issued to employees,
        consultants , officers, directors or other advisors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors of the Company;

                                    (F) securities issued in connection with
        obtaining lease financing, whether issued to a lender, lessor, guarantor or other person approved by the Board of Directors of the Company;

                                    (G) securities issued to leasing companies,
        landlords, lenders an other providers of goods and services to the Company and approved by the Board of Directors of the Company;

                                    (H) securities issued in a public offering
        pursuant to a registration statement under the Securities Act of 1933, as amended;

                                    (I) securities issued in connection with
        strategic transactions involving the Company and other entities, including (1) joint ventures, manufacturing, marketing or distribution arrangements, and (2) technology license, transfer or development arrangements; provided that such strategic transactions and the issuance of securities in connection therewith has been approved by the Board of Directors of the Company; and

                                    (J) any right, option or warrant to acquire
        any security convertible into the securities described in subparagraphs
        (A) through (I) above.

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587123-4

                           (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock (other than dividends payable pursuant to the Series A Preferred Stock) or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (v) In case the Company shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Series A Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

                           (vi) in case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all of the properties and assets of the Company as an entirety to any other person, the shares of Series A Preferred Stock shall, if such event is not deemed a liquidation for purposes of subparagraph 2(c), after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Series A Preferred Stock into Common Stock. The provisions of this subparagraph (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (vii) All calculations under this paragraph 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this paragraph 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect for the Series A Preferred Stock held, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (j) Notices. Any notice required by the provisions of this paragraph 5 to be given to the holder of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Company.

         6.       Protective Provisions.

                  (a) Approval of Preferred Stock. So long as any shares of the Series A Preferred Stock shall be outstanding, the Company shall not, without obtaining the affirmative vote (by vote or written consent, as provided by law) of holders of at least a majority of the outstanding shares of Series A Preferred Stock:

                           (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock; or

                           (ii) create (by reclassification or otherwise) any new class or series of shares having rights preferences or privileges senior to the Series A Preferred Stock; or

                           (iii) redeem or repurchase any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services); or

                           (iv) amend or waive any provision of the Company's Certificate of Incorporation or Bylaws relative to the Series A Preferred Stock.

                                   [Remainder of page left blank intentionally]



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         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 25th day of June, 2003.


                                                     INTEGRATED BIOPHARMA, INC.



                                                 By:  /s/ E. Gerald Kay
                                                 Name: E. Gerald Kay
                                                 Title:  Chief Executive Officer

ATTEST:



/s/ Eleanor DiMartino
Name: Eleanor DiMartino
Title:  Secretary